                                                                    EXHIBIT 12.1

                                AGCO CORPORATION
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT RATIO DATA)

                                                                                    Three Months Ended
                                                    Years Ended December 31,            March 31,
                                             ------------------------------------   ------------------
                                             2000    2001    2002    2003    2004    2004      2005
                                             ----    ----    ----    ----    ----    ----      ----
FIXED CHARGES COMPUTATION:
Interest expense                            $56.6   $ 65.5  $ 63.6  $ 65.3  $ 79.2  $ 23.2    $ 20.0
Interest component of rent expense (a)        5.8      5.7     7.4     7.7    12.0     2.5       2.9
Proportionate share of fixed charges of
    50% - owned affiliates                    1.4      1.5     1.2     0.6     0.1      --        --
Amortization of debt costs                    3.7      6.6     3.1     5.4    13.2     2.9       1.5
                                            -----   ------  ------  ------  ------  ------    ------
         Total fixed charges                $67.5   $ 79.3  $ 75.3    79.0   104.5    28.6      24.4
                                            -----   ------  ------  ------  ------  ------    ------
EARNINGS COMPUTATION:
Loss (income) before income taxes, equity
in net earnings of affiliates and
cumulative effect of a change in
accounting principle plus dividends
received from affiliates                    $(4.2)  $ 29.4  $ 36.9  $114.8  $238.9  $ 38.7    $ 29.1
Fixed charges                                67.5     79.3    75.3    79.0   104.5    28.6      24.4
                                            -----   ------  ------  ------  ------  ------    ------
         Total earnings                     $63.3   $108.7  $112.2  $193.8  $343.4  $ 67.3    $ 53.5
                                            -----   ------  ------  ------  ------  ------    ------
         Ratio of earnings to fixed
         charges                               (b)   1.4:1   1.5:1   2.5:1   3.3:1   2.4:1     2.2:1
                                            -----   ------  ------  ------  ------  ------    ------

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(a)   The interest factor was calculated to be one-third of rental expenses and is considered to be a representative interest factor.

(b) The dollar amount of the deficiency, based on a one-to-one coverage ratio, was $4.2 million for the year ended December 31, 2000.